Farmer Mac CEO Provides
COVID-19 Business Update

WASHINGTON, D.C., March 26, 2020 – Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today released the following statement from Chief Executive Officer Brad Nordholm regarding the novel coronavirus disease 2019 (COVID-19) and how Farmer Mac is responding.
Farmer Mac is closely tracking the impact of COVID-19, with our primary focus on safeguarding the well-being of our employees while continuing to fulfill our mission and serve our customers in rural America. We are proud to play a vital role as a source of secondary market credit and liquidity for America’s farmers and ranchers and the local financial institutions and rural utilities that serve them, and we know our role is especially important in times of uncertainty. We remain confident in our ability to navigate the evolving market conditions thanks to our strong and resilient business model.

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Business Continuity Plan (“BCP”): We are successfully operating uninterrupted with 100% of employees working remotely from their homes since March 12, 2020. Our technology platform and BCP have been functioning as designed in support of all functions of the organization, and we are making frequent use of video conferencing and other technology tools to stay in communication within our organization and with our customers and suppliers. Our Board of Directors remains actively engaged in its oversight role through regular teleconference meetings, and we have worked effectively and cooperatively with our regulator (the Office of Secondary Market Oversight within the Farm Credit Administration) to provide requested information and to help ensure the continued safety and soundness of Farmer Mac.

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Strong Liquidity: We have a strong capital base and continue to maintain the same disciplined asset-liability management policies and practices. Our daily access to the debt capital markets continues to be strong, although we are seeing some upward pressure on funding costs for longer-term issuances. We have been proactive in bolstering our liquidity position given the increased uncertainty in financial markets and are well above our regulatory requirements. We have increased amounts held in our short-term liquidity investment portfolio and are holding cash of approximately $1 billion, which is in excess of what we usually maintain. As another proactive measure to preserve capital and liquidity, we have indefinitely suspended repurchases under our $10 million Board-authorized stock repurchase program.

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Consistent Underwriting: We are maintaining our consistent underwriting policies and guidelines for credit approvals and are closely evaluating the impact of COVID-19 on new customer applications. We continue to stress test our credit portfolio and interest rate risk levels, which remain within our policy limits. We are focused on continuing to serve our customers to help them during this difficult time and to remain a reliable, durable, and trusted source of capital and liquidity to rural America.

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Serving Our Customers: We remain focused on serving the needs of our customers and are committed to helping them provide flexibility and assistance to their borrowers who are experiencing financial challenges due to COVID-19.

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Risk Factors: The full effects of COVID-19 are evolving and unknown, but already it is clear that it is weighing on the macroeconomic environment and has increased economic and market uncertainty. We are actively evaluating potential emerging risk factors related to COVID-19 that are specific to Farmer Mac’s business, operations, and workforce and will update the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2019 with the SEC as we determine necessary or appropriate.

Farmer Mac continues to operate well in this period of heightened uncertainty in support of the farmers, ranchers, and rural utilities of America that comprise one of the most resilient sectors of the economy. We are encouraged by our success in operating the company during these last two weeks, and we remain committed to fulfilling our mission and helping to maintain the availability and flow of credit to American agriculture and rural communities that is so essential.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.
CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

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